Exhibit 99.1

Mega Fortune Company Limited

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on October 28, 2024)

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise but it sets out basic principles to guide all officers, directors and employees of Mega Fortune Company Limited (the "Company"). All of our officers, directors and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If an applicable law, rule or regulation in a city, state or country in which the Company operates conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate standards in this Code will be subject to disciplinary action, up to and including immediate termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough about them to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interests (or the interest of a member of his or her family) interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and efficiently.

Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to simultaneously work for or hold an ownership interest in a competitor, customer or supplier.

You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by our Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult with the procedures described in Section 15 of this Code.

3.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company has a separate insider trading policy which every officer, director and employee must read, understand, and annually certify to having read and understood.

4.	Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Employees, officer and directors are prohibited from taking for themselves personally (or for the benefit of friends or family members), opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain (including gain of friends or family members) and no employee may compete with the Company, directly or indirectly.

5.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each officer, director and employee should respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift, or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent, unless it (a) is not in cash, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any applicable laws, rules or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6.	Disclosure

The Company's periodic reports and other documents filed with the Securities and Exchange Commission (the “SEC”), including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules and regulations. Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel. Each director, officer and employee who is involved in the Company's disclosure process must: (a) be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

7.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all respects aspects of employment and will not tolerate illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

8.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility to maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in a condition to perform their duties, freefrom the influence of illegal drugs or alcohol. The unapproved consumption of alcohol and any use of illegal drugs in the workplace will not be tolerated.

9.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s controller or chief financial officer. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform to both applicable legal requirements and to the Company’s systems of accounting and internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable laws or regulations. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with these policies, in the event of litigation or governmental investigation please consultant your supervisor.

All email communications are the property of the Company and employees, officers and directors should not expect that Company or personal e-mail communications are private. All e-mails are the property of the Company. No employee, officer or director shall use Company computers, including to access the internet, for personal or non-Company business.

10.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, employees, officers and directors may be required to execute confidentiality agreements confirming their agreement to be bound not to disclose confidential information. If you are uncertain whether particular information is confidential or non-public, please consult your supervisor.

11.	Protection and Proper Use of Company Assets

All officers, directors and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business. The obligation of officers, directors and employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.	Payments to Government Personnel

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country or to cause, encourage or allow any such payments to be made by third parties on our behalf. In addition, the U. S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U. S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

13.	Waivers of the Code of Business Conduct and Ethics

Any waiver of the provisions of this Code may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange rule or regulation. Any waiver must be in writing and signed by the party granting the waiver.

14.	Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk with supervisors, managers or Company officials about observed illegal or unethical behavior, and when in doubt about the best course of action in a particular situation. It is the Company’s policy not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct, and the failure to do so could serve as grounds for termination. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

15.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations, it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that may arise, it is important that we have a way to approach a new question or problem. These are steps to keep in mind:

Ask yourself, what specifically am I being asked to do – does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem. Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Keep in mind that it is your supervisor’s responsibility to help solve problems.

If your supervisor does not or cannot remedy the situation, or you are uncomfortable bringing the problem to the attention of your supervisor, bring the issue to the attention of the human resources supervisor, or to an officer of the Company. Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee of the Board of Directors.

After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the applicable officer of the Company must promptly take all appropriate actions necessary to investigate, and all directors, officers and employees are expected to cooperate in any internal investigation of misconduct. Upon determination that there has been a violation of this Code, the Company will take such preventative or disciplinary action as it deems appropriate.

You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind for good faith reports of ethical violations.

Always ask first – act later. If you are unsure of what to do in any situation, seek guidance before your act.

Employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If an applicable law, rule or regulation conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in this Section 15.

You are being asked to certify on the attached certificate that you have read and understand this Code. The Company will request this certification every year.

Mega Fortune Company Limited

RE:	Certification of Compliance with the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”)

Dear Officer and/or Director:

Enclosed is a copy of the Company’s Code of Ethics, which guide officers and directors so that their business conduct is consistent with the Company’s ethical standards.

Please take a few minutes to read the enclosed Code and then sign and return a copy of this letter to the Company’s Chief Financial Officer.

Very truly yours,

Chairman of the Board

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, Mega Fortune Company Limited’s Code of Ethics, a copy of which was distributed with this letter.

Date:	Signature:

Print Name:

Mega Fortune Company Limited

RE:	Certification of Compliance with the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”)

Dear Employee:

Enclosed is a copy of the Company’s Code of Ethics, which guide our employees so that their business conduct is consistent with the Company’s ethical standards.

Please take a few minutes to read the enclosed Code and then sign and return a copy of this letter to your immediate supervisor or department head.

Very truly yours,

Chairman of the Board

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, Mega Fortune Company Limited’s Code of Ethics, a copy of which was distributed with this letter.

Date:	Signature:

Print Name:

Department: